Platinum Group Metals Ltd.

800 – 409 Granville Street

Vancouver BC, Canada

V6C 1T2

Phone: (604) 899-5450

Fax: (604) 484-4710

www.platinumgroupmetals.net

Mr. Randy Smallwood

Wheaton River Minerals Limited

1500-700 West Pender Street

Vancouver, B.C.

V6C 1G8

August 14, 2002

Dear Mr. Smallwood:

Platinum Group Metals (PTM) would like to request that the date for the completion of the Initial Program expenditures, as per the terms of the Lac Des Iles River PGE Project Agreement between PTM and Wheaton River Minerals Limited, dated April 12th, 2002 (LDI Project Agreement), be extended from August 30, 2002 until September 30, 2002. This would result in all related reporting, deadline and financial commitments by both parties, as they relate to the Initial Program, being extended by 30 days. As you are aware the Initial Program to this point has been a considerable success.

As per the terms of the LDI Project Agreement the extension would result in the following revisions by section number:

1.1.o. – August 30, 2002 revised to September 30, 2002

3.1 – August 30, 2002 revised to September 30, 2002

4.1.a.ii. - August 30, 2002 revised to September 30, 2002

4.1.h.i. –September 30, 2002 revised to October 30, 2002

5.4 – August 30, 2002 revised to September 30, 2002 and September 11, 2002 revised to October 11, 2002.

6.1.b. – September 30, 2002 revised to October 30, 2002

6.3 – October 15, 2002 revised to November 15, 2002

All other dates and terms of the LDI Project Agreement remain unchanged. This extension would make the remaining funds, approximately $25,000, from the Initial Program available to react to the results of a detailed lake sediment survey over the Lac Des Iles PGE Project holdings, scheduled to be released by the Ontario Government on September 3, 2002.

If this is acceptable to Wheaton River please indicate by signing and dating below.

Sincerely;

R. Michael Jones	Accepted and Dated:
President,	August th, 2002
Platinum Group Metals Limited
Randy Smallwood
Project Manager
Wheaton River Minerals Limited